Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TANDEM DIABETES CARE, INC.,

a Delaware corporation

Tandem Diabetes Care, Inc., a corporation organized and existing under and by virtue of the Delaware General Corporation Law, does hereby certify that:

FIRST:  The name of the corporation is Tandem Diabetes Care, Inc. (the “Corporation”)

SECOND: The Board of Directors of the Corporation (the “Board of Directors”) has duly adopted resolutions proposing and declaring advisable the following amendment to the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), directing that said amendment be submitted to the stockholders of the Corporation for consideration thereof, and authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware this Certificate of Amendment of Amended and Restated Certificate of Incorporation (this “Certificate of Amendment”).

THIRD:  upon the effectiveness of this Certificate of Amendment, Article IV of the Certificate of Incorporation is hereby amended by adding the following paragraph to the end of Article IV:

“C.Reverse Stock Split.Effective immediately upon the filing of this Certificate of Amendment of Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), each ten (10) shares of Common Stock then issued and outstanding, or held in the treasury of the Corporation, immediately prior to the Effective Time shall automatically be reclassified and converted into one (1) share of Common Stock, without any further action by the Corporation or the respective holders of such shares (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. A holder of Common Stock who would otherwise be entitled to receive a fractional share as a result of the Reverse Stock Split will receive one whole share of Common Stock in lieu of such fractional share.

FOURTH: This Certificate of Amendment has been duly approved by the Board of Directors in accordance with the applicable provisions of Section 242 of the Delaware General Corporation Law.

FIFTH: This Certificate of Amendment has been duly approved by the stockholders of the Corporation in accordance with the applicable provisions of Section 228 of the Delaware General Corporation Law.

Exhibit 3.1

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of this 9th day of October, 2017.

TANDEM DIABETES CARE, INC.

/s/ Kim D. Blickenstaff

Kim D. Blickenstaff

President and Chief Executive Officer